Exhibit 99.1

Republic Bancorp, Inc. Increases Its Common Stock Cash Dividends for the 15th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 21, 2014--Republic Bancorp, Inc. (“Republic”) (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced a 6% increase in the Company’s second quarter cash dividends. The cash dividend of $0.187 per share of Class A Common Stock and $0.17 per share on Class B Common Stock will be payable July 18, 2014 to shareholders of record as of June 20, 2014. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 3.21% based upon the closing price on May 20, 2014.

“Today’s announcement reinforces our commitment to delivering value to our shareholders. I am extremely proud that we have been able to grow our cash dividend over 500 percent since the beginning of 2000 through 15 years of increases. We will continue to invest prudently in our strategic initiatives to position Republic to drive growth and provide higher returns for our shareholders,” commented Steve Trager, Chairman and CEO for Republic.

Republic Bancorp, Inc. (“Republic”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 banking centers: 33 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany; three banking centers in Florida – Hudson, Port Richey and Temple Terrace; two banking centers in Tennessee – Cool Springs (Franklin) and Green Hills (Nashville); and one banking center in Blue Ash (Cincinnati), Ohio. The Bank offers internet banking at www.republicbank.com. Republic has $3.5 billion in assets and is headquartered in Louisville, Kentucky. Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here SM

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
Chairman and CEO